Filed Pursuant to Rule 433

Registration No. 333-183442-01

Free Writing Prospectus dated March 19, 2013

DTE ELECTRIC COMPANY

TERM SHEET

$375,000,000 2013 Series A 4.00% General and Refunding Mortgage Bonds due 2043

Issuer:	DTE Electric Company (formerly The Detroit Edison Company)

Security:	2013 Series A 4.00% General and Refunding Mortgage Bonds due 2043

Principal Amount:	$375,000,000

Maturity Date:	April 1, 2043

Coupon:	4.00%

Interest Payment Dates:	April 1 and October 1, commencing on October 1, 2013

Price to Public:	99.549%

Spread to Benchmark Treasury:	+ 87.5 bps

Benchmark Treasury:	2.750% due November 15, 2042

Benchmark Treasury Yield:	3.151%

Re-offer Yield:	4.026%

Make-whole call:	Prior to October 1, 2042 at Treasury +15 bps

Par Call:	On or after October 1, 2042

Trade Date:	March 19, 2013

Settlement Date:	T+6; March 27, 2013

CUSIP:	23338V AA4

Anticipated Ratings*:	A1/A/A (Moody’s/S&P/Fitch)

Joint Book-Running Managers:	Barclays Capital Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
RBS Securities Inc.

Senior Co-Managers:	BNY Mellon Capital Markets, LLC Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	The Huntington Investment Company SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, as supplemented, if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, J.P. Morgan Securities LLC collect at 1-212-834-4533 or RBS Securities Inc. toll-free at 1-866-884-2071.